GRANT AGREEMENT for use from [Insert Date]

Name:	fld_NAME_AC	Employee ID:	fld_EMPLID

Grant Date:	expGRANT_DATE
Grant ID:	fld_GRANT_NBR
Target Amount:	0
Plan:	fld_DESCR

Performance-Adjusted Restricted Stock Units

GRANT SUMMARY

Target Amount	0 Shares
Performance Period	01 November 2017 – 31 October 2020
Segment 1 - Year 1 EPS	01 November 2017 – 31 October 2018
Segment 2 – Year 2 EPS	01 November 2018 – 31 October 2019
Segment 2 – Year 3 EPS	01 November 2019 – 31 October 2020
Segment 1 – 2-year TSR	01 November 2017 – 31 October 2019
Segment 2 – 3-year TSR	01 November 2017 – 31 October 2020

THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Grant Agreement”), as of the Grant Date noted above between HP Inc., a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company's continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted performance-adjusted restricted stock units (“PARSUs”) representing hypothetical shares of the Company’s common stock (the "Grant") and dividend equivalents. The target amount stated above reflects the target number of PARSUs that may be granted to Employee (the “Target Amount”). The number of PARSUs achieved will be determined after the end of the time periods reflected in the matrix above and paid out at the end of each Segment (as defined below). Each PARSU will be equal in value to one share of the Company’s $0.01 par value common stock (“Share”), subject to the restrictions stated below and in accordance with the terms and conditions of the plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus. The Plan and the related prospectus also can be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

THEREFORE, the parties agree as follows:

1.	Grant of Performance-Adjusted Restricted Stock Units.
Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee PARSUs together with dividend equivalent units, as set forth below.

2.	Performance Criteria and Performance Periods.
The Grant is divided into two separate segments, each with different performance periods, as set forth in the Grant Summary above. Segment 1 will consist of 1/3 of the EPS Units (as defined below) and 1/2 of the TSR Units (as defined below), and Segment 2 will consist of 2/3 of the EPS Units and 1/2 of the TSR Units. Segment 1 will vest after the end of the first two fiscal years, and Segment 2 will vest after the end of the third fiscal year. Segment 1 and Segment 2 are jointly referred to herein as "Segments".

For each Segment, the Employee may be credited with PARSUs based on (a) the Company achieving goals for that Segment related to earnings per share (“EPS”) and relative total shareholder return (“TSR”), (b) the Employee’s continued employment through the last U.S. business day of the relevant Segment, and (c) the Employee’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement.

The goals associated with the PARSUs shall be established by the Committee, and will be communicated separately to the Employee by the Company. Shares delivered at the end of each Segment with respect to the PARSUs will range from 0% to 200% of the Target Amount of PARSUs, based upon the Company’s performance against the EPS and TSR goals as certified by the Committee. No PARSUs will be achieved for a segment if performance is below minimum levels.

3.	Crediting of Units For Each Segment.

(a)
EPS Units. One-half (1/2) of the Target Amount of units will be determined based upon performance against the EPS goals, as certified by the Committee (the “EPS Units”). One-third (1/3) of the EPS Units will be determined based upon performance against the EPS goals for Year 1, one-third (1/3) of the EPS Units will be determined based upon performance against the EPS goals for Year 2, and the remaining one-third (1/3) will be determined based upon performance against the EPS goals for Year 3. The relevant number of EPS Units shall be credited in the Employee's name, based on the Company’s performance during the relevant Segment as follows: 0% if performance is below the minimum level, 50% if performance is at the minimum level, 100% if performance is at target level and 200% if performance is at or above the maximum level. For performance between the minimum level and target level or between target level and the maximum level, a proportionate percentage will be applied based on straight-line interpolation between levels. Any units achieved in Year 1 will not be credited in the Employee’s name until the end of Year 2, and any units achieved in Years 2 and 3 will not be credited in the Employee’s name until the end of Year 3.

If EPS goals are met for the relevant Segment, the EPS Units that are achieved for that Segment will be credited to the Employee even if the TSR goals for the Segment are not met.

(b)
TSR Units. One-half (1/2) of the Target Amount of units for each Segment (i.e., one-fourth (1/4) of the total Target Amount of units) will be determined based upon performance against the TSR goal for that Segment, as certified by the Committee (the “TSR Units”). The TSR Units shall be credited in the Employee’s name based on the Company’s performance during the relevant Segment as follows: 0% if performance is below the minimum level, 50% if performance is at the minimum level, 100% if performance is at target level and 200% if performance is at or above the maximum level. For performance between the minimum level and target, or between target and the maximum levels, a proportionate percentage will be applied based on straight-line interpolation between levels.

If TSR goals are met for the relevant Segment, the TSR Units that are achieved for that Segment will be credited to the Employee even if the EPS goals for the Segment are not met.

(c)	Service Requirement. Notwithstanding (a) and (b) above, the Employee must be employed on the last U.S. business day of the relevant Segment in order to be credited with any PARSUs for that Segment.

4.	Payout of Performance-Adjusted Restricted Stock Units and Dividend Equivalents.

Except as otherwise provided in Sections 9 through 11 below, following the Committee's certification (if applicable) at the end of the relevant Segment that the goals associated with the PARSUs have been met and that the terms and conditions set forth in this Grant Agreement have been fulfilled (and in any event within 75 days of the last day of the relevant Segment), the Company shall deliver to the Employee's account (or the Employee’s estate or beneficiary or legal guardian in the event of Sections 9 through 11 below, as applicable) a number of Shares equal to the following:

(a)	a number of Shares corresponding to the number of PARSUs that have become vested pursuant to Section 3 (and Section 9 through 11, as applicable); plus

(b)
a dividend equivalent payment credited in the form of additional PARSUs for each ordinary cash dividend the Company pays on its Shares and for which the record date occurs between the grant date and the date the PARSUs are settled, determined by:

(1)
multiplying the per share cash dividend paid by the Company on its Shares by the total number the number of PARSUs that became vested as determined in Section 3 as of the record date for the dividend; and

(2)
dividing the amount determined in (1) above by the Fair Market Value of a Share on the dividend payment date to determine the number of additional whole and fractional PARSUs to be credited to the Employee;

provided, however, that if any aggregated dividend equivalent payments in Section (b)(2) above result in a payment of a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

Notwithstanding the foregoing, the Company may, in its sole discretion, settle the PARSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Employee, the Company and/or any Subsidiary or Affiliate to obtain the approval of any governmental and/or regulatory body in the Employee's country; (iii) would result in adverse tax consequences for the Employee, the Company or any Subsidiary or Affiliate; or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the PARSUs in the form of Shares but require the Employee to sell such Shares immediately or within a specified period of time following the Employee’s termination of employment (in which case the Employee expressly authorizes the Company to issue sales instructions on the Employee's behalf).

5.	Restrictions.

Except as otherwise provided for in this Grant Agreement, the PARSUs or rights granted hereunder may not be sold, pledged or otherwise transferred.

6.	Custody of Performance-Adjusted Restricted Stock Units.

The PARSUs subject hereto shall be held in a restricted book entry account in the name of the Employee. Upon completion of the relevant Segment, any Shares deliverable pursuant to Section 4 above shall be released into an unrestricted brokerage account in the name of the Employee; provided, however, that a portion of such Shares shall be surrendered in payment of Tax-Related Items in accordance with Section 13 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes. Any Shares not deliverable pursuant to Section 4 above shall be forfeited from the Employee's account.

7.	No Stockholder Rights.

PARSUs represent hypothetical Shares. Until Shares are delivered to the Employee pursuant to the terms of this Grant Agreement, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

8.	Termination of Employment.

Except in the case of a termination of employment due to the Employee's death, retirement or Total and Permanent Disability, the Employee must remain in the employ of the Company on a continuous basis through the last U.S. business day of the relevant Segment in order to be eligible to receive any amount of the PARSUs except to the extent a severance plan applicable to the Employee provides otherwise, subject to the terms and conditions of this Grant Agreement.

For purposes of this Grant Agreement, the Employee's employment or service will be considered terminated as of the date he or she is no longer actively providing services to the Company or any Subsidiary or Affiliate. The Committee shall have the exclusive discretion to determine when the Employee's employment or service is terminated for purposes of this Grant Agreement (including whether the Employee may still be considered to be providing service while on a leave of absence).

9.	Benefit in Event of Death of the Employee.

In the event that termination of employment is due to the death of the Employee, all unvested PARSUs shall vest immediately based on deemed attainment of the performance criteria at target levels, or based on actual performance as determined in accordance with Sections 3(a) and/or 3(b) for a termination occurring after the completion of a performance period, including any Shares representing dividend equivalent payments calculated in accordance with Section 4(b), except that the calculation will be based on the number of PARSUs that vest in accordance with this Section 9, and any such Shares representing the vested PARSUs and dividend equivalent payments shall be delivered within 75 days of vesting.

10.	Retirement of the Employee.

If the Employee’s termination is due to retirement in accordance with an applicable retirement policy, a Pro Rata Portion of the PARSUs shall vest at the end of the relevant Segment based on actual performance as determined in accordance with Sections 3(a) and/or 3(b). The Company's obligation to deliver the amounts that vest pursuant to this Section 10 is subject to the condition that (i) the

Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and (ii) during the portion of the Performance Period following termination of the Employee's active employment, the Employee is in compliance with any-post employment restrictions in the ARCIPD and does not engage in any conduct that creates a conflict of interest in the opinion of the Company.

11.	Total and Permanent Disability of the Employee.

In the event that termination of employment is due to the Total and Permanent Disability of the Employee, all unvested PARSUs shall vest immediately based on deemed attainment of the performance criteria at target levels, or based on actual performance as determined in accordance with Sections 3(a) and/or 3(b) for a termination occurring after the completion of a performance period, including any Shares representing dividend equivalent payments calculated in accordance with Section 4(b), except that the calculation will be based on the number of PARSUs that vest in accordance with this Section 11, and any such Shares representing the vested PARSUs and dividend equivalent payments shall be delivered within 75 days of vesting. The Company's obligation to deliver the amounts that vest pursuant to this Section 11 is subject to the condition that (a) the Employee shall have executed a current ARCIPD that is satisfactory to the Company, and (b) during the portion of the Performance Period following termination of the Employee's active employment, the Employee is in compliance with any-post employment restrictions in the ARCIPD and does not engage in any conduct that creates a conflict of interest in the opinion of the Company.

12.	Section 409A.

The following provisions apply to the extent the Employee is subject to taxation in the U.S. Payments made pursuant to this Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all PARSUs and dividend equivalent payments are made in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A; provided however, that the Company makes no representations that the PARSUs or the dividend equivalents will be exempt from any taxes, interest, and/or penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to the PARSUs or the dividend equivalents. For the avoidance of doubt, the Employee hereby acknowledges and agrees that neither the Company nor any Affiliate or Subsidiary will have any liability to the Employee or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto. Any PARSUs or dividend equivalents that are considered non-qualified deferred compensation subject to Section 409A (“NQDC”) and the settlement of which is triggered by "separation from service" (within the meaning of Section 409A) of a "specified employee" (as defined under Section 409A) shall be made on a date that is the earliest of (a) the Employee’s death, (b) the specified settlement date, and (c) the date which is one day following six months after the date of the Employee’s separation from service. If the PARSUs or dividend equivalents are considered NQDC and the payment period contemplated in Sections 10 or 11 crosses a calendar year, the PARSUs or dividend equivalents shall be paid in the second calendar year.

13.	Taxes.

(a)
The Employee shall be liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee by the Company and/or, if different, the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 13, shall include a former employer) is required, allowed or permitted to withhold taxes as a result of the grant or vesting of PARSUs (including dividend equivalents) or the issuance or subsequent sale of Shares acquired pursuant to such PARSUs, or due upon receipt of dividend equivalent payments or dividends, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all Tax-Related Items that the Company or the Employer has to withhold or that are legally recoverable from the Employee (such as fringe benefit tax) at the time the restrictions on the PARSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any PARSUs subject to Section 409A, the Employer shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items. The Employee agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.

The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of

Shares subject to the vested PARSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

(b)
Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of PARSUs or dividend equivalents, including, but not limited to, the grant, vesting or settlement of PARSUs or dividend equivalents, the subsequent delivery of Shares and/or cash upon settlement of such PARSUs or the subsequent sale of any Shares acquired pursuant to such PARSUs and receipt of any dividends or dividend equivalent payments; and (ii) notwithstanding Section 12, do not commit to and are under no obligation to structure the terms or any aspect of this grant of PARSUs and/or dividend equivalents to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of PARSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 4 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)
In accepting the PARSUs, the Employee consents and agrees that in the event the PARSUs or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PARSUs and dividend equivalents. Further, by accepting the PARSUs, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 13. The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

14.	Data Privacy Consent.

(a)
The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, its Subsidiaries or Affiliates, and the Employer for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

(b)
The Employee understands that the Company, its Subsidiaries or Affiliates, and the Employer may hold certain personal information about the Employee, including, but not limited to, name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all PARSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)
The Employee understands that Data may be transferred to Merrill Lynch and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Company is committed to protecting the privacy of Data in such cases. The Employee understands that by contract both with the Company and/or any of its Subsidiaries or Affiliates and with Merrill Lynch and/or the Company’s other vendors, the people and companies that have access to the Employee’s Data are bound to handle such Data in a manner consistent with the Company's privacy policy and law. The Company periodically performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments. The Employee further understands that that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan.

(d)
The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Employee understands that he or she is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee's employment status or service with the Company or his or her Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee PARSUs or other equity awards or administer and manage the Employee’s participation in the Plan. Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local human resources representative.

15.	Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company's website at www.hp.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.	Acknowledgment and Waiver.

By accepting this grant of PARSUs and any Shares, the Employee understands, acknowledges and agrees that:

(a)
this Grant Agreement and its incorporated documents reflect all agreements on its subject matters and the Employee is not accepting this Grant Agreement based on any promises, representations or inducements other than those reflected in this Grant Agreement;

(b)	all good faith decisions and interpretations of the Committee regarding the Plan and PARSUs granted under the Plan are binding, conclusive and final;

(c)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(d)
the grant of PARSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PARSUs or other awards, or benefits in lieu of PARSUs, even if Shares or PARSUs have been granted in the past;

(e)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(f)
the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party;

(g)	the Employee is voluntarily participating in the Plan;

(h)	PARSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any;

(i)	PARSUs and their resulting benefits are not intended to replace any pension rights or compensation;

(j)
PARSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(k)
unless otherwise agreed by the Company, the PARSUs and their resulting benefits are not granted as consideration for, or in connection with, the service the Employee may provide as a director of Subsidiary or Affiliate;

(l)
this grant of PARSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of PARSUs will not be interpreted to form an employment contract with any Subsidiary or Affiliate;

(m)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(n)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PARSUs resulting from termination of Employee’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee's employment or service agreement, if any), and in consideration of the grant of the PARSUs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate and releases the Company, the Employer and any other Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(o)
the Company, the Employer or any other Subsidiary or Affiliate will not be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the PARSUs or any amounts due to the Employee pursuant to the settlement of the PARSUs or the subsequent sale of any Shares acquired upon settlement;

(p)	if the Company's performance is below minimum levels as set forth in this Grant Agreement, no PARSUs or dividend equivalents will vest and no Shares will be delivered to the Employee;

(q)
if the Company determines that the Employee has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Employee the proceeds from PARSUs vested up to three (3) years prior to the Employee’s termination of employment or any time thereafter, (ii) cancel the Employee’s outstanding PARSUs, and (iii) take any other action it deems to be required and appropriate; and

(r)
the delivery of any documents related to the Plan or Awards granted under the Plan, including the Plan, this Grant Agreement, the Plan prospectus and any reports of the Company generally provided to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or other such means of electronic delivery specified by the Company. The Employee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company in writing in accordance with Section 19(l). If the attempted electronic delivery of any document fails, the Employee will be provided with a paper copy of such document. The Employee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Employee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised electronic mail address in accordance with Section 19(l). The Employee is not required to consent to the electronic delivery of documents.

17.	No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan

18.	Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Performance Period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, the PARSUs shall be canceled and the Employee shall have no further rights under this Grant Agreement.

19.	Insider Trading Policy.

The Employee acknowledges and understands that, depending on his or her broker's country of residence or where the Company shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws which may affect the Employee’s ability to accept, acquire, purchase, sell or otherwise dispose of Shares or, rights to Shares during such times when the Employee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before he or she possessed inside information. Furthermore, the Employee could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. The Employee understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is his or her responsibility to comply with such regulations; therefore, he or she should consult with the Employee’s personal advisor on this matter.

20.	Miscellaneous.

(a)
The Company shall not be required to treat as owner of PARSUs and any associated benefits hereunder any transferee to whom such PARSUs or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)
The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting. Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.

(d)
If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e)
The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)
Notwithstanding Section 19(e), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(g)
A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Employee or any other Awardee.

(h)
Notwithstanding any provisions in this Grant Agreement, the grant of the PARSUs shall be subject to any special terms and conditions set forth in the Appendix to this Grant Agreement for the Employee’s country of employment (and country of residence, if different), if any. Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal, regulatory, tax or administrative reasons. The Appendix, if any, constitutes part of this Grant Agreement.

(i)
The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PARSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(j)	Any notice required or permitted hereunder to the Employee shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company.

(k)	Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity at HP Inc., 1501 Page Mill, Palo Alto, California 94304, USA.

(l)
The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Employee's country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee's participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Employee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Employee is advised to consult his or her personal legal advisor for any details.

HP Inc.

Dion Weisler
CEO and President

Tracy Keogh
Chief Human Resources Officer

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note: Your grant is subject to the terms and conditions of this Grant Agreement and to the Company obtaining all necessary government approvals. If you have questions regarding your grant, please contact global.equity@hp.com.